News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621

CNB FINANCIAL ANNOUNCES QUARTERLY DIVIDEND FOR COMMON STOCK
CLEARFIELD, PENNSYLVANIA – August 10, 2021

The Board of Directors of CNB Financial Corporation (Nasdaq: CCNE) (the "Corporation") has announced the declaration of a $0.17 per share of common stock quarterly cash dividend payable on September 15, 2021 to common stock shareholders of record as of September 1, 2021.

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.1 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, two loan production offices, one drive-up office and 44 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in northern New York; and Ridge View Bank, with a loan production office in Roanoke, Virginia. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.